Exhibit 99.1

NEWS RELEASE
For Immediate Release	Investors:	Media:
December 1, 2020	Bill Marshall	Trisha Meade
	VP, Investor Relations	Director, Communications & Engagement
	(804) 287-8108	(804) 285-5390
	Bill.Marshall@pfgc.com	mediarelations@pfgc.com

Performance Food Group Company Appoints Warren Thompson to Board of Directors

RICHMOND, Va. – Performance Food Group Company (PFG) (NYSE: PFGC) today announced that it has appointed Warren M. Thompson to serve as an independent director on its Board of Directors, effective today. This appointment expands PFG’s Board to 11 directors. The Board appointed Mr. Thompson to serve as a member of the Company’s Audit Committee and as a member of the Technology Committee, also effective immediately.

Mr. Thompson, 61, currently serves as President and Chairman of Thompson Hospitality Corporation, the largest minority-owned foodservice and facilities management company in the U.S. The company was founded in 1992 when Mr. Thompson completed a leveraged buyout of 31 Bob’s Big Boy restaurants from Marriott Corporation. Today, through an alliance with Compass Group, Thompson Hospitality serves more than 65 Fortune 100 companies, large universities and hospitals. It has developed a niche business in providing food service to many of the nation’s historically black colleges and universities (HBCUs), becoming the largest player in that segment. Mr. Thompson began his career with Marriott Corporation in 1983, where he started with the Restaurant Fast Track Management Development Program and served in numerous positions, before culminating his career there as Vice President Operations for the Host Division.

“I am excited to welcome Warren to our Board,” said George Holm, PFG Chairman, President & Chief Executive Officer. “We believe that PFG will benefit tremendously from adding his extensive management experience and deep foodservice industry knowledge to the broad expertise and capabilities of our current Board. We look forward to working with Warren and gaining his valuable insights as we continue to execute PFG’s long-term strategic vision.”

Mr. Thompson currently serves on the board of Duke Realty (NYSE: DRE), and previously served on the boards of two other public companies, Federal Realty Investment Trust and Hilb Rogal & Hobbs Company. He serves on the Board of Trustees of Hampden-Sydney College. In addition, he has been a member of the University of Virginia Board of Visitors, the University of Virginia Darden School of Business Foundation Board and PepsiCo, Inc.’s African American Advisory Board.

Mr. Thompson received his bachelor’s degree in Managerial Economics from Hampden-Sydney College and holds a master’s in Business Administration from the University of Virginia’s Darden Graduate School of Business Administration.

About Performance Food Group Company

Built on the many proud histories of our family of companies, Performance Food Group is a customer-centric foodservice distribution leader headquartered in Richmond, Virginia. Grounded by roots that date back to a grocery peddler in 1885, PFG today has a nationwide network of over 100 distribution facilities, thousands of talented associates and valued suppliers across the country. With the goal of helping our customers thrive, we market and deliver quality food and related products to over 200,000 locations including independent and chain restaurants, schools, business and industry locations, healthcare facilities, vending distributors, office coffee service distributors, big box retailers, theaters and convenience stores. Building strong relationships is core to PFG’s success – from connecting associates with great career opportunities to connecting valued suppliers and quality products with PFG’s broad and diverse customer base. To learn more about PFG, visit pfgc.com.